Exhibit 8.1

31 March, 2010

Alpha and Omega Semiconductor Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda	DIRECT LINE: E-MAIL OUR REF: YOUR REF:	852 2842 9550 Brian.lee@conyersdillandpearman.com BLHK/rc/313485 (M#807724)

Dear Sirs,

Alpha and Omega Semiconductor Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with an initial public offering of certain common shares in the Company (the “Shares”) as described in the prospectus contained in the Company’s registration statement on Form F-1 (the “Registration Statement” which term does not include any exhibits thereto) to be filed by the Company under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”) on the date hereof.

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	a draft of the prospectus (the “Prospectus”) contained in the Registration Statement.

We have also reviewed and relied upon (1) the memorandum of association and the bye-laws of the Company adopted by a resolution passed by the shareholders of the Company on 10 February 2010 and 17 March 2010 and effective upon the closing of the offering pursuant to the Prospectus, (2) a copy of a tax assurance given under the hand of the Registrar of Companies for the Minister of Finance on 23 October 2000 and in effect until 28 March 2016, and (3) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and other documents reviewed by us, (iii) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (iv) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and (v) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain Bermuda Islands tax matters set forth under the caption “Taxation—Bermuda Taxation” in the Prospectus are true and accurate based on current law and practice at the date of this letter and that such statements constitute our opinion.

Alpha and Omega Semiconductor Limited

31 March, 2010

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman